OPERATING AGREEMENT


     THIS AGREEMENT is entered into between MINERA ANDES INC. and its affiliates in Argentina, NAD S.A. and MINERA ANDES S.A. (hereinafter referred to as "OWNER"), and N.A. DEGERSTROM, INC., the operating party (hereinafter referred to as "OPERATOR").

                                   ARTICLE 1.

                                GENERAL AGREEMENT

     1.1 This Agreement is dated effective March 15, 1995.

     1.2 N.A. DEGERSTROM, INC. is a qualified contracting and engineering firm headquartered in Spokane, Washington and qualified to do business in Argentina and the United States.

     1.3 MINERA ANDES INC., an Alberta, Canada corporation, is qualified to do business in Argentina.

     1.4 MINERA ANDES S.A., a Mendoza, Argentina corporation, is qualified to do business in Argentina.


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     1.5 NAD S.A., a Mendoza, Argentina corporation, is qualified to do business in Argentina.

     OWNER and OPERATOR, in consideration of the mutual covenants hereinafter set forth, agree as follows:

                                   ARTICLE 2.

                                   DEFINITIONS

     2.1 Wherever used in this Agreement, the following terms have the meanings indicated which are applicable to both the singular and plural thereof.

     Agreement. The written Agreement between OWNER and OPERATOR covers the work to be performed on projects in the Area of Interest. In addition, the OPERATOR will provide management input and clerical services to MINERA ANDES INC. at the direction of MINERA ANDES INC. from the OPERATOR's corporate headquarters in Spokane, Washington.

     Application for Payments. The form accepted by OWNER which is to be used by OPERATOR in requesting monthly payments and which is to include such supporting docu mentation as is required by the Agreement.

     Area of Interest. The area within the borders of the Republic of Argentina.


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     Bankable Feasibility. Bankable Feasibility means that point in time whenever a bank or other lending institution will loan MINERA ANDES INC., MINERA ANDES S.A. or NAD S.A. funds for production development on a project in the Area of Interest.

     Generative Programs. Work on exploration programs in which new properties are acquired by the OWNER in the Area of Interest.

     Manager. OPERATOR's representatives in Argentina and in North America.

     Modifications. A written amendment of the Contract Documents signed by both parties.

     Program and Budget. A work plan and budget approved by the Board of Directors of the OWNER.

     Owner's Representative. The authorized representative of the OWNER who is assigned to the Area of Interest or any part thereof.

     Subcontractor. An individual, firm or corporation having a direct contract with OPERATOR for the performance of a part of the work related to the Area of Interest.


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     Work. The exploration or development work or the various separately identifiable parts thereof required to be furnished under the Agreement. Work is the result of performing services, furnishing labor, materials and equipment for the performance of this Agreement.

                                   ARTICLE 3.

                               INTENT OF AGREEMENT

     3.1 Intent-Argentina. It is the intent of this Agreement that the OPERATOR will provide management services necessary for the exploration and development of OWNER's properties and all acquisitions hereafter made in the Area of Interest up to the time that OWNER determines that a feasibility study is desirable. OPERATOR will manage all types of exploration including generative programs in the Area of Interest. This Agreement will also apply to the OWNER's affiliates in Argentina, NAD S.A. and Minera Andes S.A. and other affiliates as they may occur.

     3.2 Intent-North American Management and Personnel. It is the intent of this Agreement that the OPERATOR will provide selected management input and clerical services to MINERA ANDES INC. at the direction of MINERA ANDES INC. in North America from the OPERATOR's headquarters in Spokane, Washington. In addition, geological related services including satellite imaging, metallurgical, engineering, secretarial and bookkeeping services will be provided from the OPERATOR's headquarters for the OWNER in the Area of Interest.


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     3.3 Intent-Tax Considerations. Due to the fact that the OWNER is acquiring the OPERATOR'S interest in properties in Argentina as per the Asset Acquisition Agreement dated March 8, 1995, the OPERATOR will work to the best of its ability to transfer program costs directly to the OWNER by transferring employment contracts with Subcontractors and other expenses into the Owner's name. This will allow the OPERATOR to bill only for management and equipment supplied thereby reducing the tax burden (VAT of 18%) the OPERATOR otherwise would be required to bill on services rendered in Argentina. Costs incurred for managing and conducting the daily business operations of MINERA ANDES INC. in North America will be billed through the corporate headquarters of the OPERATOR in Spokane, Washington along with the OPERATOR's costs for work in the Area of Interest.

                                   ARTICLE 4.

                              PROGRAMS AND BUDGETS

     4.1 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the OWNER for a period of one year. Each adopted Program and Budget, regardless of length shall be reviewed at least once a year at the annual meeting of the Board of Directors of the OWNER. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the OWNER. Each such proposed Program and Budget shall be in a form and degree of detail as determined by the guidelines established by the relevant public stock exchange and approved by the Board of Directors of the OWNER. The


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OPERATOR is required to work within the Program and Budget constraints to conduct the work on the Generative Programs and lands provided by the OWNER in the Area of Interest.

     4.2 Monthly Cash Calls. Each month MINERA ANDES S.A. and NAD S.A. will submit a cash call request for funds to cover the projected operating expenses to be incurred by the OWNER for the following month. Upon approval by OWNER, funds will be wire transferred to the OWNER's bank account in Argentina where OWNER's Manager will make payments to run programs in Argentina. The monthly cash calls will only be for the OWNER's monthly operating expenses in Argentina.

     4.3 Monthly Billing. Operating expenses incurred by the OPERATOR for management and equipment services as provided in Article 9 "Scope of Work" will be billed separately by OPERATOR's office in Spokane, Washington as per Article 14, "Payment."

     4.4 Emergency or Unexpected Expenditures. In case of emergency, the OPERATOR may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The OPERATOR may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The OPERATOR shall promptly notify the OWNER of the emergency or unexpected expenditure, and the OPERATOR shall be


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reimbursed for all resulting costs by the OWNER at the time the emergency or unexpected expenditures are incurred.

                                   ARTICLE 5.

                 OPERATOR'S REPRESENTATIONS AND RESPONSIBILITIES

     In order to induce OWNER to enter into this Agreement, OPERATOR makes the following representation:

     5.1 OPERATOR has familiarized itself with the nature and extent of this Agreement, the work to be performed, the locality within which the work is to be performed, all local conditions and national, provincial and local laws, ordinances, rules and regulations that in any manner may affect cost, progress or performance of the work.

     5.2 Management and Supervision. OPERATOR shall supervise and direct the work competently and efficiently. OPERATOR shall be solely responsible for the means, methods, techniques, sequences and procedures of the work and for coordinating all aspects of the work to meet the OWNER's objectives of exploration and development of potential mining properties in Argentina.

          5.2.1 OPERATOR shall have a competent resident Manager in Argentina to supervise the work. The Manager will be OPERATOR's representative in the Area of Interest


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and shall have authority to act on behalf of OPERATOR. All communications given to the Manager shall be binding upon OPERATOR.

     5.3 Labor, Materials and Equipment. OPERATOR shall furnish all materials, equipment, labor, importation, exploration equipment and machinery, tools, appliances, utilities and all other facilities and incidentals necessary for the execution, testing and completion of the work, except for those furnished by OWNER. Fees for equipment is attached hereto in Exhibit "A."

     OPERATOR shall be fully responsible for all acts and omissions of his Subcontractors.

     5.4 Laws and Regulations. OPERATOR shall give all notices and comply with all laws, ordinances, rules and regulations applicable to his work.

     5.5 Taxes. OPERATOR shall pay all sales, consumer, property, use and other similar taxes required to be paid by it in accordance with the law of the Republic of Argentina and the local provinces.

     5.6 Completion. At the completion of the work, OPERATOR shall remove all waste materials, rubbish and debris from and about the premises, as well as all tools, appliances,


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construction equipment and machinery, and surplus materials, and shall leave the site clean. All environmental requirements shall be met.

     5.7 Continuing the Work. OPERATOR shall carry on the work and maintain the progress schedule during all disputes or disagreements with OWNER, except disputes arising from a substantial breach of the Agreement by OWNER. No work shall be delayed or postponed pending resolution of any disputes or disagreements, unless OWNER refuses to pay for the work performed.

     5.8 Non-Compete Covenants. During the duration of this Agreement the OPERATOR shall not directly or indirectly acquire any interest in property within the Area of Interest without the prior written approval of the OWNER. If the Agreement terminates pursuant to Article 16 then OPERATOR shall have no restrictions for property acquisitions in the Area of Interest. OPERATOR shall not directly or indirectly acquire any 'interest in property within the Area of Interest of thirty (30) days after the effective date of termination. If the OPERATOR breaches this Section 5.8, OPERATOR shall be obligated to offer to convey to the OWNER, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the OWNER at any time within thirty (30) days after it is received by OWNER.

     5.9 Confidentiality. The OPERATOR agrees that all information obtained in connection with the performance of this Agreement shall be the exclusive property of the


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OWNER, and shall not be discussed to any third party or the public without the prior written consent of the OWNER.

                                   ARTICLE 6.

                            OWNER'S RESPONSIBILITIES

     OWNER shall furnish the data required of OWNER under the terms of this Agreement promptly and shall make payments to OPERATOR promptly after they are due as provided.

     6.1 Availability of Land. OWNER shall furnish the lands upon which the work is to be performed.

                                   ARTICLE 7.

                                    INSURANCE

     7.1 Minimum OPERATOR Liability Insurance Requirement. The OPERATOR will provide liability insurance for its employees in Argentina.

                                   ARTICLE 8.

                             OWNER's REPRESENTATIVE


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     8.1 Authority. The duties and responsibilities and the limitation of authority of OWNER's representative during exploration are set forth in the Agreement and shall not be extended without written consent of OWNER.

     8.2 Decisions on Disagreements. OWNER's representative will be the initial interpreter of the extent of the work to be performed by the OPERATOR and judge of the acceptability of the work thereunder.

     OWNER's representative will not be responsible for OPERATOR's means, methods, techniques, sequences, procedures, or the safety precautions and programs incident thereto, and will not be responsible for OPERATOR's failure to perform the work in accordance with the Agreement.

     OWNER's representative will not be responsible for the acts or omissions of OPERATOR or of any Subcontractors, or of the agents or employees of any OPERATOR or Subcontractor or of any other persons at the site or otherwise performing any of the work.

                                   ARTICLE 9.

                                  SCOPE OF WORK

     9.1 Management. The OPERATOR will provide selected management input and clerical services to MINERA ANDES INC. at the direction of MINERA ANDES INC. from


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the OPERATOR's corporate headquarters in Spokane, Washington. In addition, geological related services including satellite imaging, metallurgical, engineering, secretarial and bookkeeping services will be provided from the OPERATOR's headquarters.

     9.2 Pre-Production Exploration and Development in the Area of Interest. Without restricting the generality of the foregoing, exploration and development, for the purposes of this contract includes:

          9.2.1 Management of exploration and development programs;

          9.2.2 Mobilization of equipment;

          9.2.3 Drilling and sampling, blasting, trenching and other methods of gathering geological data;

          9.2.4 Construction and maintenance of access roads;

          9.2.5 Demobilization of equipment;

          9.2.6 Metallurgical work;


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          9.2.7 Any other work necessary to accomplish tasks assigned by the
OWNER.

     9.3 The point a project has reached a Bankable Feasibility, said project is no longer subject to this OPERATOR Agreement.

     9.4 OPERATOR shall provide the personnel equipment and supplies needed to manage and perform all exploration and development work, other than those supplied the OWNER.

     9.5 Other Work. From time to time during the Contract, the OWNER may have other miscellaneous work requirements for which it will request the services of the OPERATOR. All such requests shall be in written form.

          9.5.1 The work will be conducted at the direction of the OWNER, as appropriate for the requirement, and agreed by OWNER and OPERATOR, and will be paid for in the same manner as set forth in this Agreement.

                                   ARTICLE 10.

                             WARRANTY AND GUARANTEE


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     10.1 Warrants and Guarantee. OPERATOR warrants and guarantees to OWNER that all work will be in accordance with this Agreement.

     10.2 Access to Work. OWNER's representative, OWNER's agents, other representatives of OWNER, testing agencies and governmental agencies with jurisdictional interests will have access to the work at reasonable times for their observation, inspection and testing. OPERATOR shall provide proper and safe conditions for such access.

                                   ARTICLE 11.

                                 WORK BY OTHERS

     11.1 OWNER may perform additional work related to the project or have additional work performed by utility service companies, or let other direct contracts. OPERATOR shall afford the utility service companies and the other contractors who are parties to such direct contracts (or OWNER, if OWNER is performing the additional work with OWNER's employees) reasonable opportunity for the introduction and storage of materials and equipment and shall properly coordinate its work with theirs. OWNER may request the OPERATOR to manage certain contractors hired by the OWNER.

                                   ARTICLE 12.

                                  CONTRACT TIME


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     The contract is effective for a period from the date of execution to completion of the various projects and generative exploration programs.

                                   ARTICLE 13.

                                 CONTRACT PRICE

     13.1 This is a Cost Reimbursable Contract and includes a fee for the OPERATOR's off-site overhead as defined in Exhibit A.

     13.2 OWNER shall pay OPERATOR for performance of the work in U.S. funds as follows:

          13.2.1 All labor, equipment rental, materials and supply costs as needed to accomplish the items listed in Article 9, "Scope of Work," including other costs for work incurred by OPERATOR in the Area of Interest and for management and operation functions performed in North America for MINERA ANDES INC.

          13.2.2 Materials and supply costs will be recorded by vendor invoices and presented for payment on a monthly basis.

          13.2.3 OPERATOR's fee: To the total of the above costs, the OWNER will pay the OPERATOR a fee of 15 percent to cover off-site administration. Costs for labor,


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equipment, materials and supplies paid directly by the OWNER are not subject to the 15 percent fee.

     13.3 General Accounting Records. The OPERATOR shall maintain detailed and comprehensive cost accounting records including general ledgers, supporting journals, invoices, checks and other customary documentation, sufficient to provide a record and the results of operations for Operatorial, tax, regulatory or other financial reporting purposes.

                                   ARTICLE 14.

                                     PAYMENT

     14.1 Application for Progress Payment. For each progress payment (but not more often than once a month), OPERATOR shall submit to OWNER for review, an Application for Payment filled out and signed by OPERATOR covering the work completed as of the date of the Application and accompanied by such supporting documentation and affidavits as are required.

          14.1.1 Review of Applications for Progress Payment. OWNER's representative will, after receipt of each Application for Payment, either indicate a recommendation of payment or portion thereof, and present the Application to OWNER, or return the Application to OPERATOR indicating in writing the reasons for refusing to


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recommend full payment. In the latter case, OPERATOR may make the necessary corrections and resubmit the Application.

     14.2 Progress Payment. If the application and accompanying documentation are appropriate as to form and substance, OWNER shall within ten (10) days pay OPERATOR the amount requested.

     14.3 OPERATOR's Warranty of Title. OPERATOR warrants and guarantees that title to all work, materials and equipment covered by any Application for Payment, whether incorporated in the project or not, will pass to OWNER at the time of payment, free and clear of all liens, claims, security interested and encumbrances (referred to as "Liens" ).

     14.4 Partial Utilization. OWNER at any time may request OPERATOR to permit OWNER to use any part of the work which OWNER believes to be substantially complete and which may be so used without significant interference with construction of the other parts of the work. If OPERATOR agrees, OWNER may use those portions of the work.

     14.5 Final Application for Payment. OPERATOR may make application for final payment following the same procedure for progress payments. The final Application for Payment shall be accompanied by all documentation called for in the Agreement and such other data and schedules as OWNER may reasonably require.


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     14.6 Final Payment and Acceptance. OWNER's representative will, after receipt of the final Application for Payment, either indicate a recommendation of payment and present the application to OWNER or return the Application to OPERATOR, indicating in writing the reasons for refusing to recommend final payment, in which case OPERATOR shall make the necessary corrections and resubmit the application. If the application and accompanying documentation are appropriate as to form and substance, OWNER shall, within ten (10) days after receipt thereof, pay OPERATOR the amount requested.

                                   ARTICLE 15.

                                 CHANGE IN WORK

     15.1 Without invalidating the Agreement, OWNER may, at any time or from time to time, order additions, deletions or revisions in the work; these will be authorized by the OWNER. Upon receipt of a change, OPERATOR shall proceed with the work involved. All such work shall be executed under the applicable conditions of the Agreement.

     15.2 OWNER's representative may authorize minor changes in the work not involving an adjustment in the Contract Price which are consistent with the overall intent of the Agreement. These may be accomplished by a written request and shall be binding on OWNER, and on OPERATOR who shall perform the change promptly.


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                                   ARTICLE 16.

                                   TERMINATION

     16.1 OWNER May Terminate. OWNER may immediately terminate the OPERATOR for any cause upon the occurrence of any one or more of the following events:

          16.1.1 If OPERATOR is adjudged bankrupt or insolvent;

          16.1.2 If OPERATOR makes a general assignment for the benefit of creditors;

          16.1.3 If a trustee or receiver is appointed for OPERATOR or for any of OPERATOR's property;

          16.1.4 If OPERATOR files a petition to take advantage of any debtor's act, or to reorganize under the bankruptcy or similar laws;

          16.1.5 If OPERATOR fails to supply sufficient skilled workmen or suitable materials or equipment after thirty (30) days' notice from OWNER to correct deficiencies;

          16.1.6 If OPERATOR disregards laws, ordinances, rules, regulations or orders of any public body having jurisdiction;


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          16.1.7 If OPERATOR disregards the authority of OWNER's representative.

     16.2 OPERATOR May Terminate. The OPERATOR may terminate from the Agreement upon the occurrence of any one or more of the following events:

          16.2.1 If OWNER is adjudged bankrupt or insolvent,

          16.2.2 If the OWNER does not have a Program and Budget in excess of CDN $300,000 in planned expenditures per year in the Area of Interest.

          16.2.3 If the OPERATOR elects to terminate from the Agreement prior to two years from the date of the Agreement then the OWNER may elect to purchase the OPERATOR's shares owned in MINERA ANDES INC. for U.S.$1,200,000. From the date the OPERATOR notifies the OWNER in writing the OWNER will have One Hundred and Twenty (120) days to purchase the MINERA ANDES INC. stock in the OPERATOR's possession at the date of notification.

                                   ARTICLE 17.

                            DISPUTES AND ARBITRATION


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     17.1 All claims, disputes and other matters in question between OWNER and
OPERATOR shall be decided by:

          17.1.1 Negotiation between the OWNER's representative and the OPERATOR's representative. The respective representatives are as follows:

          OWNER:                    Dennis Baxter
          OPERATOR:                 James A. Fish

          17.1.2 If an agreement cannot be reached through negotiation between the representative of OWNER and the representative of OPERATOR, then the dispute shall be settled by arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association.

          17.1.3 If agreement cannot be reached through the above means, then the dispute shall be settled by arbitration under the procedures then prevailing of the American Arbitration Association. The venue of any such arbitration shall be Spokane, Washington. Costs and expenses of any such arbitration shall be borne by the losing party.

                                   ARTICLE 18.

                                  MISCELLANEOUS


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     18.1 Giving Notice. Whenever any provision of the Agreement requires the giving of written notice, it shall be deemed to have been validly given if delivered in person to the individual or to a member of the firm or to an officer of the Corporation for whom it is intended, or if delivered by registered or certified mail, postage prepaid, to the last business address known to the giver of the notice.

         Address for giving notice to OWNERS:

         Minera Andes Inc.             Minera Andes S.A.       NAD S.A.
         c/o Bonnie Kuhn               c/o Brian Gavin         c/o Brian Gavin
         Ogilvie and Company           Cnel. Moldes 837        Cnel. Moldes 837
         1600, 407 2nd Street S.W.     (5500) Mendoza          (5500) Mendoza
         Calgary, Alberta              Argentina               Argentina
         Canada T2P 2Y3

         Address for giving notice to OPERATOR:

         James A. Fish
         N.A. Degerstrom, Inc.
         N.A. 3303 Sullivan Road
         Spokane, Washington 99216


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     18.2 Assignment. No assignment by a party hereto of any rights under or interest in the Agreement will be binding on the other party hereto without the written consent of that other party.

     OWNER and OPERATOR each binds himself, his partners, successors, assigns and legal representatives to the other party hereto, to all covenants, agreements and obligations contained in the Agreement.

     IN WITNESS WHEREOF, the parties have signed this Agreement, by and through their respective authorized officers on the date first above written.

MINERA ANDES INC.                           MINERA ANDES S.A.


By: /s/ DENNIS BAXTER                       By: /s/ JORGE VARGAS
    -----------------------------------         --------------------------------

N.A. DEGERSTROM, INC.                       NAD S.A.


By: /s/ NEAL A. DEGERSTROM                  By: /s/ JORGE VARGAS
    -----------------------------------         --------------------------------


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                                    EXHIBIT A

OPERATOR Employees The OPERATOR employees used this Agreement will be expensed at OPERATOR's direct cost which includes payroll burden (social security, unemployment, workmen's compensation, pension and health insurance) and any other expenses of employment. Initially, three personnel have been assigned to work full time for the OPERATOR under this Agreement.

Equipment Rental Rates: For equipment residing in Argentina (rates in U.S. dollars)

         Trucks
         1)   Three Ford F-150 4x4 trucks:  $560/month each
         2)   One Ford F-100 2x4 truck:  $470/month
         3)   Two new Rover Discovery 4X4's: $1,100 month each
         4) Insurance premiums, taxes and licensing costs are to be paid directly by the OWNER.
         5) All fuel and maintenance costs for the OPERATOR's equipment will be paid directly by the OWNER.

         Drill Equipment
         1)   OPERATOR will provide an employee driller at direct cost.


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         2)   The drill, a Drill Systems MPD-1000, and support trucks and equipment, will be rented to the OWNER at the OPERATOR's direct cost on a per meter price.

         Existing Office Equipment
         1)   Two computers and office equipment/drafting equipment: $400 month.

Equipment Rental Rates:  For equipment residing in North America.

         1) Landsat Imaging work station. Processing time will be charged at the rate of $40 per hour for computing time.

Off-Site Administration (items covered by the 15% fee)

         1)   Accounting and in-house legal counsel
         2)   Office supply items less than U.S. $50.00 each
         3)   Office space


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